EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-152230, 333-134906, 333-125456, 333-112322, 333-102769, 333-99629, 333-90778, 333-69706, 333-67332 and 333-95797) and Form S-3 (Nos. 333-151837, 333-147146, 333-135015 and 333-112323) of Sequenom, Inc. and in the related Prospectuses of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedule of Sequenom, Inc., and the effectiveness of internal control over financial reporting of Sequenom, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Diego, California

March 15, 2010